     THIS POLICY IS A LEGAL CONTRACT BETWEEN YOU AND THE CONNECTICUT GENERAL
                             LIFE INSURANCE COMPANY.
                       PLEASE READ YOUR POLICY CAREFULLY.

                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
    Home Office:  900 Cottage Grove Road Mailing Address:  Hartford, CT 06152
                                 A Stock Company
                Bloomfield, CT  06002    Telephone:  860-726-6000



                  INSURED     JOHN DOE         POLICY NUMBER     SPECIMEN


 INITIAL SPECIFIED AMOUNT     $100,000         DATE OF ISSUE     JANUARY 1, 1996


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

The Company agrees to pay the death benefit to the Beneficiary upon receipt of due proof of the Insured's death during the continuance of the policy. Such payment shall be made as provided under the Payment of Proceeds provision. The Company further agrees to pay the Surrender Value to the Owner upon Surrender of the policy.

RIGHT TO EXAMINE POLICY. The policy may be returned to the insurance agent through whom it was purchased or to the Company within 10 days after its receipt (20 days after its receipt where required by law for policies issued in replacement of other insurance). During this period, the premium will be held in a Money Market Fund. If the policy is so returned, however, it will be deemed void from the Date of Issue, and the Company will refund the premium paid. If the policy is not returned during the Right to Examine period, the premium payment will be processed as set forth in the Allocation of Premium Payments provision.

ALL BENEFITS AND VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

THE DEATH BENEFIT AMOUNT ON THE DATE OF ISSUE EQUALS THE INITIAL SPECIFIED AMOUNT OF THE POLICY. THEREAFTER, THE DEATH BENEFIT MAY VARY UNDER THE CONDITIONS DESCRIBED UNDER THE INSURANCE COVERAGE PROVISIONS.

The policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of the policy. In consideration of the application and the payment of premiums as provided, this policy is executed by Connecticut General Life Insurance Company as of its Date of Issue.




                Registrar                          President

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
           Variable life insurance payable upon death of the Insured.
                     Surrender Value payable upon Surrender.
       Flexible Premiums.  Non-Participating. Investment results reflected in policy benefits.


LN621

                                TABLE OF CONTENTS


Policy Schedules                                                        Schedule

     Policy Specifications . . . . . . . . . . . . . . . . . . . . . . . . . .1

     List of Variable Account Sub-Accounts . . . . . . . . . . . . . . . . . .2

     Table of Charges and Fees for This Policy . . . . . . . . . . . . . . . .3

     Table of Guaranteed Maximum Cost of Insurance Rates . . . . . . . . . . .4

     Table of Corridor Percentages . . . . . . . . . . . . . . . . . . . . . .5

     Table of Net Single Premium Factors . . . . . . . . . . . . . . . . . . .6

     Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

Policy Provisions                                                           Page

     Premium and Reinstatement Provisions. . . . . . . . . . . . . . . . . . .3

     Ownership and Beneficiary Provisions. . . . . . . . . . . . . . . . . . .3

     Variable Account Provisions . . . . . . . . . . . . . . . . . . . . . . .4

     Policy Value Provisions . . . . . . . . . . . . . . . . . . . . . . . . .5

     Transfer Privilege Provisions . . . . . . . . . . . . . . . . . . . . . .7

     Nonforfeiture and Surrender Provisions. . . . . . . . . . . . . . . . . .8

     Loan Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

     Insurance Coverage Provisions . . . . . . . . . . . . . . . . . . . . . .9

     General Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . 11



     Followed by Optional Methods of Settlement and any Additional Insurance
                               Benefits and Riders

   The Policy Schedules come right after this page.  They give specific facts about this policy and its coverages.
                 Please refer to them while reading this policy.

           Policy Schedules are intentionally blank on the back side.

                                POLICY SCHEDULE 1
                              POLICY SPECIFICATIONS


                 POLICY NUMBER     SPECIMEN                        DATE OF ISSUE     JANUARY 1, 1996

                       INSURED     JOHN DOE                         AGE AT ISSUE     35

      INITIAL SPECIFIED AMOUNT     $100,000                        PREMIUM CLASS     LIMITED UNDERWRITING - NONSMOKER

      MINIMUM SPECIFIED AMOUNT     [$ 1,000]                DEATH BENEFIT OPTION     OPTION B
---------------------------------------------------------------------------------------------------------------------

OWNER                                             : AS DESIGNATED IN THE APPLICATION FOR THIS POLICY

BENEFICIARY                                       : AS DESIGNATED IN THE APPLICATION FOR THIS POLICY

BENEFIT                                           : FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

MONTHLY ANNIVERSARY DAY                           : 1

PLANNED PERIODIC PREMIUM                          : $1500.00

PAYMENT MODE                                      : ANNUAL

TARGET PREMIUM AMOUNT                             : $1195.57

ELECTED TEST FOR COMPLIANCE WITH                  : CASH VALUE ACCUMULATION
IRC DEFINITION OF LIFE INSURANCE                    (USE POLICY SCHEDULE 6)

LIMITS ON TRANSFERS                               : Transfer(s) from the Fixed Account may only be made during the 30 day period following each Policy Anniversary. Transfer(s) is (are) subject to a maximum aggregate annual limit of [20%] of the Fixed Account Value as of that Policy
                                                    Anniversary.  If the Fixed Account value is less than $5,000.00 as of Policy
                                                    Anniversary, however, the annual limit of 20% will not apply.

                                                    Transfer(s) into the Fixed Account may only be made during the 30 day period immediately prior to a Policy Anniversary.

                                                    The Company has the right to limit the dollar amount of such transfers into and from the Fixed Account.

ADDITIONAL BENEFITS                               : N/A

GUARANTEED INTEREST RATE FOR THE FIXED ACCOUNT:     The lesser of 4% or the prevailing 30 Day Treasury Bill Rate as of the last day of the preceding calendar month.

LN621                                                          Policy Schedule 1

                                POLICY SCHEDULE 2
                      LIST OF VARIABLE ACCOUNT SUB-ACCOUNTS





FUND GROUPS                                            FUNDS (SUB-ACCOUNTS)
----------------------------------------------------------------------------------------------------

Alger American Fund                               Alger American Small Cap Portfolio
                                                  Alger American MidCap Growth Portfolio
                                                  Alger American Growth Portfolio

Variable Insurance Products Fund I                High Income Portfolio
                                                  Equity-Income Portfolio

Variable Insurance Products Fund II               Investment Grade Bond Portfolio

Janus Aspen Series Trust                          Janus Aspen Series Worldwide Growth Portfolio

MFS Variable Trust                                MFS Emerging Growth Portfolio
                                                  MFS Total Return Portfolio

OCC Accumulation Trust                            OCC Accumulation Trust Small Cap Portfolio
                                                  OCC Accumulation Trust Managed Portfolio
                                                  OCC Accumulation Trust Equity Portfolio

Templeton Variable Products Series Fund           Templeton International Fund Class 1

CIGNA Variable Products Group                     CIGNA Money Market Fund
                                                  S&P 500 Index Fund

BT Insurance Funds Trust                          EAFE-Registered Trademark- Equity Index Fund
                                                  Small Cap Index Fund


NOTE:  NET PREMIUM PAYMENTS MAY ALSO BE ALLOCATED TO THE FIXED ACCOUNT

VARIABLE ACCOUNT SEPARATE ACCOUNT: Corporate Insurance Variable Life Separate Account 02: A Connecticut General Life Insurance Company Separate Investment Account which was established on February 23, 1996.


LN621                                                          Policy Schedule 2

                                POLICY SCHEDULE 3
                    TABLE OF CHARGES AND FEES FOR THIS POLICY

PREMIUM LOADS.

[3.5%] of each premium payment to cover applicable state taxes and federal income tax liabilities, plus [3.00%] of each premium payment to cover sales and administration expenses, plus [45%] of the first year premium up to the Target Premium Amount as shown on Policy Schedule 1, plus [12%] of the second through tenth years' premiums up to the Target Premium Amount as shown on Policy
Schedule 1, to cover acquisition expenses.

If this policy is surrendered during the first [12] months after issue a credit will be paid equal to [100%] of all premium loads previously deducted, excluding the [3.5%] deducted from each premium payment to cover applicable state taxes and federal income tax liabilities. If the policy is surrendered during the months [13 through 24], the credit will equal [50%] of all premium loads previously deducted, excluding the [3.5%] deducted from each premium payment to cover applicable state taxes and federal income tax liabilities. If the policy is surrendered during the months [25 through 36], the credit will equal [33%] of all premium loads previously deducted, excluding the [3.5%] deducted from each premium payment to cover applicable state taxes and federal income tax liabilities.

In addition, in the event that the Specified Amount is increased, a premium load of [25%] of the increase in the Target Premium Amount (based on the Insured's attained age and the increase in the Specified Amount) will be applied to premiums received during the [12] months following the increase.

ADMINISTRATIVE FEES.

[$175] deducted on the Date of Issue, plus [$8] per month, plus an asset based fee that is deducted from each Variable Account Sub-Account and the Fixed Account at the end of each Valuation Period. This fee may be changed by the Company from time to time but is guaranteed not to exceed a daily rate which is equivalent to [.30%] of the value of each account annually. As of the Date of Issue of the policy, this charge was equal to a daily rate which is equivalent to [.10%] annually in years [1 through 15] and [0% thereafter].

MORTALITY AND EXPENSE RISK CHARGE.

For mortality and expense risk, an asset charge is deducted from each Variable Account Sub-Account and the Fixed Account at the end of each valuation Period. This charge may be changed by the Company from time to time, but it is guaranteed not to exceed a daily rate which is equivalent to [.90%] annually of a Sub-Account's or Fixed Account's value. As of the Date of Issue of the policy, this charge was equal to a daily rate which is equivalent to [.70%] annually during Policy Years [1 through 15] and a daily rate which is equivalent to [.25%] annually during the [16th and later] Policy Years.

In addition, Daily Fund Operating Expenses will be applied by each Fund as set forth in the prospectus for the applicable Fund(s).

TRANSFER FEE.

A transaction fee of up to [$25] will apply to each transfer in excess of [4] made during any Policy Year.

PARTIAL SURRENDER FEE. A transaction fee of [$25] will apply to each Partial Surrender Payment.


LN621                                                          Policy Schedule 3

                                POLICY SCHEDULE 4
               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                       PER $1000 OF THE NET AMOUNT AT RISK

SPECIAL   The actual monthly Cost of Insurance is based on the attained age
NOTE  :   (nearest birthday), and premium class of the person insured.  They will not, however, exceed the rates shown in the table below. In determining the Cost of Insurance, the Company will add the amount of the flat extra monthly insurance cost or apply the risk factor, if any, shown in the Policy Specifications. If the Insured is in a rated premium class, the Guaranteed Maximum Life Insurance Rates will be based on the rates shown below modified by such flat extra or risk factor. The rates below are based on the 1980 CSO Table B, Non-Smoker.

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
        ATTAINED AGE        MONTHLY RATE        ATTAINED AGE        MONTHLY RATE         ATTAINED AGE       MONTHLY RATE
     (nearest birthday)                      (nearest birthday)                       (nearest birthday)
------------------------------------------------------------------------------------------------------------------------------------
             --                                      45                0.27174                75               4.50689
             16                0.11001               46                0.29259                76               4.99567
             17                0.11835               47                0.31510                77               5.51104
             18                0.12252               48                0.34095                78               6.04718
             19                0.12668               49                0.36764                79               6.62021
------------------------------------------------------------------------------------------------------------------------------------
             20                0.12918               50                0.39682                80               7.25222
             21                0.12918               51                0.43185                81               7.96037
             22                0.12668               52                0.47106                82               8.76448
             23                0.12502               53                0.51610                83               9.67776
             24                0.12252               54                0.56782                84              10.67951
------------------------------------------------------------------------------------------------------------------------------------
             25                0.12001               55                0.62372                85              11.75746
             26                0.11751               56                0.68464                86              12.88132
             27                0.11668               57                0.75056                87              14.05994
             28                0.11501               58                0.82067                88              15.26708
             29                0.11668               59                0.89664                89              16.52101
------------------------------------------------------------------------------------------------------------------------------------
             30                0.11668               60                0.98430                90              17.83674
             31                0.11918               61                1.08117                91              19.23899
             32                0.12168               62                1.19309                92              20.76665
             33                0.12502               63                1.32342                93              22.49837
             34                0.13168               64                1.47049                94              24.70915
------------------------------------------------------------------------------------------------------------------------------------
             35                0.13669               65                1.63183                95              27.82758
             36                0.14419               66                1.80659                96              32.78845
             37                0.15252               67                1.99313                97              41.45783
             38                0.16336               68                2.19146                98              57.95663
             39                0.17503               69                2.40745                99              90.90901
------------------------------------------------------------------------------------------------------------------------------------
             40                0.18754               70                2.65201               100+             90.90901
             41                0.20254               71                2.96795
             42                0.21671               72                3.25137
             43                0.23422               73                3.62728
             44                0.25090               74                4.04883
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

LN621                                                          Policy Schedule 4

                                POLICY SCHEDULE 5
                          TABLE OF CORRIDOR PERCENTAGES


In the event the Guideline Premium/Corridor Percentage Test is elected for compliance with the IRC definition of life insurance, the minimum death benefit at any time is determined by multiplying the Accumulation Value of this policy as of the date of calculation by the applicable Corridor Percentage. The applicable Corridor Percentage is determined from the table below for the Insured's attained age as of the date of the calculation.

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
           ATTAINED            CORRIDOR            ATTAINED            CORRIDOR            ATTAINED            CORRIDOR
              AGE             PERCENTAGE              AGE             PERCENTAGE              AGE             PERCENTAGE
----------------------------------------------------------------------------------------------------------------------------------
              --                                      45                  215                 75                  105
              16                  250                 46                  209                 76                  105
              17                  250                 47                  203                 77                  105
              18                  250                 48                  197                 78                  105
              19                  250                 49                  191                 79                  105
----------------------------------------------------------------------------------------------------------------------------------
              20                  250                 50                  185                 80                  105
              21                  250                 51                  178                 81                  105
              22                  250                 52                  171                 82                  105
              23                  250                 53                  164                 83                  105
              24                  250                 54                  157                 84                  105
----------------------------------------------------------------------------------------------------------------------------------
              25                  250                 55                  150                 85                  105
              26                  250                 56                  146                 86                  105
              27                  250                 57                  142                 87                  105
              28                  250                 58                  138                 88                  105
              29                  250                 59                  134                 89                  105
----------------------------------------------------------------------------------------------------------------------------------
              30                  250                 60                  130                 90                  105
              31                  250                 61                  128                 91                  104
              32                  250                 62                  126                 92                  103
              33                  250                 63                  124                 93                  102
              34                  250                 64                  122                 94+                 101
----------------------------------------------------------------------------------------------------------------------------------
              35                  250                 65                  120
              36                  250                 66                  119
              37                  250                 67                  118
              38                  250                 68                  117
              39                  250                 69                  116
----------------------------------------------------------------------------------------------------------------------------------
              40                  250                 70                  115
              41                  243                 71                  113
              42                  236                 72                  111
              43                  229                 73                  109
              44                  222                 74                  107
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


LN621                                                          Policy Schedule 5

                                POLICY SCHEDULE 6
                       TABLE OF NET SINGLE PREMIUM FACTORS

In the event the Cash Value Accumulation Test is elected for compliance with the IRC definition of life insurance, the minimum death benefit at any time is determined by multiplying the Accumulation Value of this policy as of the date of calculation by the applicable factor. Factors shown are calculated based on the 1980 CSO Table B, Non-Smoker, at 4% interest.

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
           ATTAINED                                ATTAINED                                ATTAINED
              AGE               FACTOR                AGE               FACTOR                AGE               FACTOR
----------------------------------------------------------------------------------------------------------------------------------
              --                                      45                3.20722               75                1.41716
              16                8.18748               46                3.10502               76                1.39137
              17                7.94475               47                3.00663               77                1.36715
              18                7.71199               48                2.91188               78                1.34434
              19                7.48608               49                2.82074               79                1.32273
----------------------------------------------------------------------------------------------------------------------------------
              20                7.26672               50                2.73298               80                1.30218
              21                7.05278               51                2.64848               81                1.28268
              22                6.84294               52                2.56729               82                1.26423
              23                6.63612               53                2.48932               83                1.24690
              24                6.43288               54                2.41454               84                1.23076
----------------------------------------------------------------------------------------------------------------------------------
              25                6.23304               55                2.34290               85                1.21581
              26                6.03678               56                2.27426               86                1.20198
              27                5.84424               57                2.20849               87                1.18910
              28                5.65610               58                2.14544               88                1.17704
              29                5.47212               59                2.08494               89                1.16559
----------------------------------------------------------------------------------------------------------------------------------
              30                5.29328               60                2.02688               90                1.15454
              31                5.11904               61                1.97126               91                1.14368
              32                4.94996               62                1.91800               92                1.13276
              33                4.78588               63                1.86709               93                1.12150
              34                4.62684               64                1.81859               94                1.10955
----------------------------------------------------------------------------------------------------------------------------------
              35                4.47330               65                1.77245               95                1.09675
              36                4.32471               66                1.72855               96                1.08300
              37                4.18126               67                1.68677               97                1.06854
              38                4.04283               68                1.64694               98                1.05389
              39                3.90950               69                1.60889               99                1.04000
----------------------------------------------------------------------------------------------------------------------------------
              40                3.78109               70                1.57254              100+               1.01000
              41                3.65740               71                1.53787
              42                3.53843               72                1.50525
              43                3.42377               73                1.47404
              44                3.31349               74                1.44468
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


LN621                                                          Policy Schedule 6

                                  POLICY SCHEDULE 7
                                     DEFINITIONS

ACCUMULATION VALUE.  The sum of (i) the then current value of the Fixed Account,
(ii) all of the then current values of the Variable Account Sub-Accounts (i.e. the Variable Account Value), and (iii) the Loan Account Value.

DATE OF ISSUE. The date on which the policy becomes effective. The Date of Issue is shown in the Policy Schedule 1.

DUE PROOF OF DEATH. An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to the Company.

FIXED ACCOUNT. The account which provides for a guaranteed minimum interest rate. The Company may, at its discretion, credit a higher current rate of interest. Fixed Account assets are general assets of the Company and are distinguishable from those allocated to a separate account of the Company.

FUND(S). The portfolio(s) of Fund Groups whose shares are acquired for the Variable Account Sub-Accounts in which Net Premium Payments or transfers may be invested.

FUND GROUPS. The open-end management investment companies (mutual funds) registered under the Investment Company Act of 1940, as amended, (hereinafter referred to as the "1940 Act"), one or more of whose portfolio(s)' shares are made available as investment vehicles for the policies through the Variable Account Sub-Accounts.

HOME OFFICE. Connecticut General Life Insurance Company, the mailing address of which is CIGNA Individual Insurance, Routing S324, Hartford, Connecticut 06152.

IN WRITING. In a written form satisfactory to the Company and received by the Company at its Home Office.

LOAN ACCOUNT. The account in which policy Indebtedness (outstanding loans and interest) accrues once it is transferred out of the Fixed Account and Variable Account Sub-Accounts. The Loan Account is part of the Company's general account.

LOAN ACCOUNT VALUE. The value of the Loan Account, the amount which equals the Indebtedness under the policy.

MONTHLY ANNIVERSARY DAY. The day of the month, as shown in Policy Schedule 1, when the Company deducts certain charges. If that day does not occur on a Valuation Day or is nonexistent for that month, such charges will be deducted on the next Valuation Day. Monthly Anniversary Days and policy months are computed from the Date of Issue.

NET ACCUMULATION VALUE. An amount equal to the Accumulation Value less the amount of Indebtedness, if any, in the Loan Account.

NET PREMIUM PAYMENT. The amount of a premium payment, less the premium load shown in Policy Schedule 3. A Net Premium Payment is the amount available for allocation to the Fixed Account and the Variable Account Sub-Accounts.

POLICY ANNIVERSARIES AND POLICY YEARS. Twelve-month periods measured from the Date of Issue.

SEC.  The Securities and Exchange Commission.

SUB-ACCOUNT. That portion of the Variable Account which invests in shares of a specific Fund.

TARGET PREMIUM. The amount as shown in Policy Schedule 1. The premium load applied to premiums paid in the first ten Policy Years and the premium load credit for surrenders in the first three Policy Years is higher on premiums paid up to Target Premium, as described in Policy Schedule 3.

VALUATION DAY. Every day on which the New York Stock Exchange (NYSE) is open for business, except any day on which trading on the NYSE is restricted, or on which an emergency exists, as determined by the SEC, so that valuation or disposal of securities is not practicable.

VALUATION PERIOD. The period of time for which a Fund determines its net asset value; a Valuation Period begins on the day following a Valuation Day and ends on the next Valuation Day. A Valuation Period may be more than one day in length.

VARIABLE ACCOUNT. The account consisting of all Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets of the Company, the investment performance of which is kept separate from that of the general assets of the Company and are not chargeable with the general liabilities of the Company.

VARIABLE ACCUMULATION UNIT, UNIT. A unit of measure used in the calculation of the value of each Variable Account Sub-Account.


LN621                                                          Policy Schedule 7

                         PREMIUM AND REINSTATEMENT PROVISIONS

PREMIUM PAYMENT. All premiums are payable at the Home Office or to an authorized agent of the Company. The first premium is due on the Date of Issue and is payable in advance. Additional premium payments may be made at any time before the Insured's age 100. Any additional premium payment will be subject to the consent of the Company and the requirements specified under the Minimum Premium and Additional Premiums provisions below. Receipts signed by the President or Secretary and duly countersigned will be furnished upon request.

MINIMUM PREMIUM. The Minimum Premium for the policy is the amount necessary to maintain a positive Net Accumulation Value.

PLANNED PERIODIC PREMIUMS. Changes in the amounts or frequency of planned periodic premium payments will be subject to the consent of the Company, based on restrictions outlined in the Limits provision.

ADDITIONAL PREMIUMS. Additional premium payments of at least $500 each may be made up to age 100 of the Insured during the continuance of the policy. The Company reserves the right, however, to limit the amount or number of any such additional premium payments as outlined in the Limits provision below.

Unless otherwise specified by the Owner, if there is any policy Indebtedness, additional premiums paid will be used first as a loan repayment. Any excess will then be applied as an additional premium.

LIMITS. The Company will set the maximum for total premiums paid in any year, taking into account requirements in federal legislation. The Company may also require evidence of insurability if the total premiums paid in a Policy Year increase its net amount at risk.

ALLOCATION OF NET PREMIUM PAYMENTS. Net Premium Payments may be allocated to the Fixed Account and/or to Variable Account Sub-Accounts under the policy. These allocations will be subject to the Limits on Allocation of Net Premium Payments shown in Policy Schedule 1. The Net Premium Payment associated with the initial premium payment will be allocated within 3 business day of the expiration of the Right to Examine Policy provision. The initial premium payment allocation will be in accordance with the percentages specified in the original application. Subsequent Net Premium Payments will be allocated on the same basis as the previous Net Premium Payment unless the Company has been instructed in writing to change the allocation percentages.

GRACE PERIOD. If the Net Accumulation Value on any Monthly Anniversary Day is less than the required Monthly Deduction, a Grace Period of 61 days will be granted to pay a premium sufficient to cover the required Monthly Deduction. (The Monthly Deduction is described in the Policy Values Provisions.)

At least 31 days before the end of the Grace Period the Company will send a written notice that there is insufficient value under the policy. The notice will show the amount of premium required to prevent the policy from lapsing. The notice will be mailed to the last known addresses of the Owner and the assignee of record with the Company, if any. If such premium, as billed by the Company, is not paid within the Grace Period, all coverage under the policy will terminate without value at the end of the Grace Period. If the Insured dies during the Grace Period, the Company will deduct any overdue Monthly Deductions from the benefits.

REINSTATEMENT. After the policy has lapsed due to the expiration of a Grace Period, it may be reinstated at any time during the Insured's lifetime provided: (a) it has not been Surrendered for cash; (b) a written application for reinstatement is submitted to the Company; (c) evidence of insurability satisfactory to the Company is furnished; (d) enough premium is paid to keep the policy in force for at least 12 months; and (e) any Indebtedness against the policy increased by any loan interest is paid or reinstated.

The effective date of the reinstated policy will be the Monthly Anniversary Day that coincides with or next follows the date the application for reinstatement is approved by the Company.

                         OWNERSHIP AND BENEFICIARY PROVISIONS

OWNER. The Owner on the Date of Issue will be the person designated in the application. If no Owner is designated on the application, this policy is owned by the Insured.

RIGHTS OF OWNER. While the Insured is alive, the Owner may exercise all rights and privileges under the policy including the right to: (a) release or Surrender the policy to the Company as described in the Surrender provision, (b) agree with the Company to any change in or amendment to the Policy, (c) transfer all rights and privileges to another person, and (d) change the Beneficiary.

All rights and privileges of the Owner may be exercised without the consent of any Beneficiary if the Owner has reserved the right to change the Beneficiary. If the Owner has not reserved the right to


LN621                                                                          3
change the Beneficiary, all such rights and privileges may be exercised only with the consent of the Beneficiary.

Unless provided otherwise, if the Owner is a person other than the Insured and dies before the Insured, all rights and privileges of the Owner will vest in the Owner's executors, administrators, or assigns.

TRANSFER OF OWNER. The Owner may transfer all rights and privileges of the Owner. On the effective date of transfer, the transferee will become the Owner and will have all rights and privileges of the Owner. The Owner may revoke any transfer prior to its effective date.

Unless provided otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

A transfer of Ownership must be in writing. A transfer will not take effect until recorded in writing by the Company. When a transfer has been so recorded, it will take effect as of the effective date specified by the Owner. Any payment made or any action taken or allowed by the Company before the transfer is recorded will be without prejudice to the Company.

BENEFICIARY. The Beneficiary on the Date of Issue will be as designated on Policy Schedule 1.

Unless provided otherwise, the interest of any Beneficiary who dies before the Insured will vest in the Owner or the Owner's executors, administrators or assigns.

CHANGE OF BENEFICIARY. A new Beneficiary may be designated from time to time. A request for change of Beneficiary must be in writing. The request must be signed by the Owner. The request must also be signed by the Beneficiary if the right to change the Beneficiary has not been reserved to the Owner.

A change of Beneficiary will not take effect until recorded in writing by the Company. When a change of Beneficiary has been so recorded, whether or not the Insured is then alive, it will take effect as of the date the request was signed. Any payment made or any action taken or allowed by the Company before the change of Beneficiary is recorded will be without prejudice to the Company.

Unless provided otherwise, the right to change any Beneficiary is reserved to the Owner.

                             VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT AND SUB-ACCOUNTS. Assets accumulated on a variable basis are held in the Variable Account Separate Account designated in Policy Schedule 2. The Variable Account Separate Account was established by a resolution of the Company's Board of Directors as a "separate account" under governing law of Connecticut, the Company's state of domicile. The Variable Account Separate Account is registered as a unit investment trust under the 1940 Act. Under Connecticut law, the Variable Account assets (except assets in excess of its reserves and other contract liabilities) cannot be charged with the general liabilities of the Company. The Variable Account assets are owned and controlled exclusively by the Company. The Company is not a trustee with respect to those assets.

The Variable Account is divided into Sub-Accounts. Each Sub-Account's assets are invested in shares of a particular Fund of one of the Fund Groups made available as funding vehicles under this policy. For each Sub-Account, the Company maintains Variable Accumulation Units whose values reflect the investment performance of the Fund whose shares are held in the Sub-Account.

Subject to any vote by persons having the right under the 1940 Act to vote thereon, the Company may elect to (a) operate the Variable Account as a management company rather than a unit investment trust under the 1940 Act, or (b) if registration is no longer required, to deregister the Variable Account. In such event, the Company may endorse this policy to reflect such change. The Company may also take any other necessary or appropriate action to effect the change. Any changes in Variable Account Investment policy shall have been approved by the Connecticut Insurance Commissioner. Such changes will be also be approved or filed, as required, in the state or other jurisdiction where this policy was issued.

INVESTMENT RISK. Each Sub-Account's assets are always fully invested in the shares of the particular Fund purchased for that Sub-Account. Each Sub-Account's investment performance reflects the investment performance of that Fund. Fund share values fluctuate, reflecting changes in the value of the investments underlying that Sub-Account. The Owner bears the entire Investment risk of gain or loss as to the Variable Account assets.

INVESTMENTS OF THE VARIABLE ACCOUNT SUB-ACCOUNTS. All amounts allocated to a Variable Account Sub-Account will be used to purchase shares of the specific Fund of a Fund Group used by that Sub-Account. Each Fund Group is registered under the 1940 Act as an open-end management investment company. Each Fund of that Fund Group is regulated as an open-end management investment company.


4                                                                          LN621

All Funds available as Fund vehicles under this policy as of the Date of Issue are listed on Policy Schedule 2. The Company may add additional Fund Groups and additional Funds at any time. The Company may change Funds or Fund Groups in accordance with the Substituted Securities provision.


Any and all distributions made by a Fund will be reinvested in additional shares of that Fund at net asset value. Deductions by the Company from a Sub-Account will be made by redeeming a number of Fund shares at net asset value equal in total value to that amount to be deducted.

SUBSTITUTED SECURITIES. Shares corresponding to a particular Fund may not always be available for purchase. Also, the Company may decide that further investment in such Fund is no longer appropriate in view of the purposes of the Variable Account or in view of legal, regulatory or federal income tax restrictions. In such event, shares of another registered open-end investment company or unit investment trust may be substituted both for Fund shares already purchased and/or as the securities to be purchased in the future. These substitutions must meet applicable Internal Revenue Service diversification guidelines. Any necessary regulatory or other approvals of such substitutions shall be obtained. In the event of any substitution pursuant to this provision, the Company may make appropriate endorsement(s) to this policy to reflect the substitution.

                               POLICY VALUES PROVISIONS

ACCUMULATION VALUE. The Accumulation Value equals the sum of (i) the then current value of the Fixed Account, (ii) all of the then current values of the Variable Account Sub-Accounts (i.e. the Variable Account Value), and (iii) the Loan Account Value. At any point in time, therefore, the Accumulation Value reflects (a) Net Premium Payments made, (b) interest credited under the Fixed Account, (c) the amount of any Partial Surrenders, (d) interest charged and credited under the Loan Account, (e) any transfer fees, (f) all monthly and other deductions as specified below, (g) the daily mortality and expense deduction specified under Schedule 3, and (h) any increases or decreases as a result of market performance in the Variable Account Sub-Accounts.


CALCULATION OF ACCUMULATION VALUE. On each Valuation Day after the Date of Issue, the Accumulation Value will be equal to (1), plus (2), plus (3), minus
(4), plus or minus (5) as the case may be, minus (6), minus (7), minus (8), and if the Valuation Day is the same as a Monthly Anniversary Day, minus (9), where:

(1) is the Accumulation Value on the preceding Valuation Day;

(2) is all premiums received since the preceding Valuation Day less the premium load charges from Schedule 3;

(3) is the interest credited under the Fixed Account and the Loan Account since the preceding Valuation Day;

(4) is the interest charged against the Loan Account since the preceding Valuation Day;

(5) is the gain or loss in the Variable Account Value based on market performance since the last Valuation Day;

(6) is the charges and fees associated with the value of the Fixed Account and Variable Account Sub Accounts from Schedule 3;

(7) is the amount of any Partial Surrenders since the preceding Valuation Day;

(8) is any transaction fees assessed since the preceding Valuation Day; and

(9) is the monthly deduction for the month following the Monthly Anniversary
    Day.

FIXED ACCOUNT VALUE. At any point in time, the Fixed Account Value, if any, with respect to this policy, is equal to the sum of (i) the Net Premium Payments allocated or other amounts (net of any charges) transferred to the Fixed Account, plus (ii) interest credited to such account, less (iii) the monthly deductions applied to such account, less (iv) the charges and fees associated with the value of the Fixed Account, and less (v) any Partial Surrenders or amounts transferred from the Fixed Account.

INTEREST CREDITED UNDER FIXED ACCOUNT. The Company will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will be a rate determined by the Company from time to time but will never be less than the Guaranteed Rate for the Fixed Account Value shown on Policy Schedule 1. Such rate will be established on a prospective basis and may vary by the policy issue year and duration.

LN621                                                                          5

VARIABLE ACCOUNT VALUE. The Variable Account Value, if any, for any Valuation is equal to the sum of the then current values of all Variable Account Sub-Accounts under the policy. The value of each Variable Account Sub-Account is determined by multiplying:

  - the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account, by

  - the then current Variable Accumulation Unit Value of that particular Sub-Account.

CREDITING AND CANCELING VARIABLE ACCUMULATION UNITS. Upon receipt of a premium payment, all or that portion, of the Net Premium Payment to be allocated to the Variable Account Sub-Accounts will be credited in the form of Variable Account Units. Upon receipt of a request for transfer of Funds from the Fixed Account to the Variable Account Sub-Accounts, the net amount transferred will be credited in the form of Variable Account Units. The number of Variable Accumulation Units credited in connection with an allocation or transfer, is determined by dividing:

  - the dollar amount of the transaction, by

  - the then current Variable Accumulation Unit Value of the affected
    Sub-Account.

The amount of monthly deduction allocated to each Variable Account Sub-Account will result in the cancellation of Variable Accumulation Units from that Sub-Account. The aggregate value of the canceled Units will equal the total amount by which the Sub-Account is reduced. The number of Units canceled in connection with a monthly deduction is determined by dividing the dollar amount of the transaction by the then current Unit Value of the affected Sub-Account.


VARIABLE ACCUMULATION UNIT VALUE. The Variable Accumulation Unit Value for each Variable Account Sub-Account was established at $10.00 for the first Valuation Period of each Sub-Account. Unit Values for subsequent Valuation Periods are determined by multiplying:

  - the most recent Unit Value of the pertinent Sub-Account, by
  - the Net Investment Factor for that Sub-Account for the current Valuation Period.

Unit Values for each Sub-Account for any Valuation Period are determined as of the end of the Valuation Period. Unit Values may increase, decrease or remain constant from Valuation Period to Valuation Period.

NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Variable Account Sub-Account from one Valuation Period to the next. The Net Investment Factor may be greater than, less than, or equal to 1.0. The value of a Variable Accumulation Unit may, therefore, increase, decrease or remain the same.

The Net Investment Factor for any Variable Account Sub-Account for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) from the result where:

  (a)  is the net result of:

    (1) the net asset value (as described in the prospectus for the Fund) of a Fund share held in the Sub-Account determined as of the end of the Valuation Period, plus
    (2) the per share amount of any dividend or other distribution declared by the Fund on the shares held in the Sub-Account if the "ex-dividend" date occurs during the Valuation Period, plus or minus
    (3) a per share credit or charge with respect to any taxes paid or reserved for by the Company during the Valuation Period which are determined by the Company to be attributable to the operation of the Sub-Account;

  (b) is the net asset value of a Fund share held in the Variable Account Sub-Account determined as of the end of the preceding Valuation Period; and

  (c) is the asset charge factor determined by the Company for the Valuation Period to reflect the charges for administration expenses and for assuming the mortality and expense risks.

The asset charge factor for any Valuation Period is equal to the daily asset charge factor multiplied by the number of 24-hour periods in the Valuation Period. The daily asset charge factor will be determined annually by the Company. In no event may it exceed that specified in Schedule 3.

COST OF INSURANCE RATES. Monthly cost of insurance rates will be determined from time to time by the Company based on its expectations of future mortality. The rates will also be based on the Insured's attained age, sex (if applicable), underwriting class, and years since issue. Any change in cost of insurance rates will apply to all individuals of the same class as the Insured. Under no circumstances will the cost of insurance rates ever be greater than those shown in Policy Schedule 4. Such guaranteed maximum rates are based on the applicable Commissioners 1980 Standard Ordinary Mortality Table (age nearest birthday) modified by any flat extra or risk factors for the applicable premium class.


6                                                                          LN621

COST OF INSURANCE. The cost of insurance for the Insured is determined on a monthly basis. Such cost will be calculated as (1), multiplied by the Net Amount at Risk which is the result of (2) minus (3), where:

  1. is the current cost of insurance rate is described in the Cost of Insurance Rates provision,

  2.   is the death benefit at the beginning of the policy month, and

  3. is the Accumulation Value at the beginning of the policy month prior to the deduction of the cost of insurance for the current month.

MONTHLY DEDUCTION. The Monthly Deduction for a policy month will be calculated as Charge (1) plus Charge (2) where:

  CHARGE (1)  is the cost of insurance (as described in the Cost of Insurance provision) and the cost of any additional benefits provided by rider for the policy month.
  CHARGE (2)  is the fixed administration charges from Policy Schedule 3.

The amount of monthly deduction that will be deducted from the Fixed Account and each Variable Account Sub-Account will be in the same proportion that the value of each account bears to the Net Accumulation Value as of the date on which the deduction is made.

BASIS OF COMPUTATIONS. The minimum Fixed Account Value is guaranteed to be no less than that calculated based on the applicable Commissioners 1980 Standard Ordinary Mortality Table (age nearest birthday) with interest at the lesser of 4% per year or the 30 Day Treasury Bill Rate, compounded yearly.

All policy values are at least equal to those required on the Date of Issue by the jurisdiction in which this policy is delivered. A detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.

                             TRANSFER PRIVILEGE PROVISION

TRANSFER PRIVILEGE.  Subject to the provisions below, the Owner may:

  - transfer all or part of the Variable Account Value to the Fixed Account, and/or
  - transfer all or part of the Variable Account Value to one or more of the Variable Account Sub-Accounts then available, and/or
  - transfer all or part of the Fixed Account to one or more Variable Account Sub-Accounts,

Transfers may be made at any time the policy is in effect, other than during the Right to Examine period. Transfers must be made in writing unless other arrangements have been previously approved by the Company.

In order for a transfer to be processed as of the close of business on the date the request is received (a) the NYSE must be open for business, and (b) the transfer request must be received at the Company's Home Office prior to the time of day set forth in the prospectus. Otherwise, the transfer will be processed on the next business day the NYSE is open for business.

Transfers involving Variable Account Sub-Accounts will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount of the transaction in the affected
Sub-Account. The purchase or cancellation of such Units shall be made using Unit Values of the affected Sub-Account for the Valuation Period during which the transaction is effective. Transfers to the Fixed Account will earn interest as described under the Interest Credited Under Fixed Account provision.

Transfers shall be subject to the following conditions:


  (a)  Up to 4 transfers may be made during any Policy Year without charge.
For each transfer in excess of 4, a transfer fee will be deducted on a pro-rata basis for the affected account. Transfer fees are set forth in Schedule 3.

  (b) No Partial Surrender transaction fee will be imposed on transferred amounts.

  (c) The amount being transferred may not be less than $500 unless the entire value of the account is being transferred.

  (d) The amount being transferred may not exceed the Company's maximum amount limit then in effect.


LN621                                                                          7

  (e) Transfers among the Variable Account Sub-Accounts can be made at any time.

  (f) Transfers to and from the Fixed Account are subject to the Limits on Transfers as set forth in Policy Schedule 1.

  (g) Any account that has a balance that is less than, or equal to, $500 after a transfer will be allocated among the other accounts affected by the transfer. The allocation will be based on the same proportions as the transfer being effected.

  (h) Transfers involving Variable Account Sub-Account(s) shall be subject to such additional terms and conditions as may be imposed by the Funds.

                        NONFORFEITURE AND SURRENDER PROVISIONS

SURRENDER. This policy may be Surrendered during continuance of the policy and while the Insured is alive. A Surrender will take effect on the day it is recorded in writing by the Company. To exercise a cash Surrender, the Owner must notify the Company in writing. Upon Surrender, all insurance in force under this policy will terminate.

SURRENDER VALUE. The amount payable on Surrender of this policy (i.e, the "Surrender Value") will be the Net Accumulation Value on the date of Surrender plus any premium load credit if Surrender occurs within 36 months of the Date of Issue.

The Surrender Value will be paid in cash or under an elected optional mode of settlement. Any deferment of payments will be subject to the Deferment of Payments provision.

Any Surrender from a Variable Account Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the effective date of the Surrender equal to the total amount by which the Sub-Account is reduced. The cancellation of such Units will be based on the Unit Value of the affected Sub-Account as determined at the close of the Valuation Period during which the Surrender is effective.

PARTIAL SURRENDER. A Partial Surrender of this policy may be elected on any Valuation Day while the Insured is alive by submitting a request in writing unless other arrangements have been previously approved by the Company.

The amount of the Partial Surrender (a) must be at least $500.00 but (b) may not exceed 90% of the Net Accumulation Value at the end of the Valuation Period during which the election becomes or would become effective. A Partial Surrender will take effect on the day it is recorded in writing by the Company.

When a Partial Surrender is made, the Accumulation Value is reduced by (a) the amount of the Partial Surrender and (b) the transaction fee as specified in Schedule 3. The Death Benefit of this policy will also be reduced by the amount of the Partial Surrender. The Company reserves the right to limit any Partial Surrender so that the Specified Amount remaining in force will not be less than the Minimum Specified Amount.

When the Partial Surrender is processed, the amount of the Partial Surrender and the transaction fee will be deducted from the applicable Fixed Account and/or Variable Account Sub-Accounts in proportion to the then current account values. Any deferment of payments will be subject to the Deferment of Payments provision.

INSUFFICIENT VALUE. If the Net Accumulation Value, on the day preceding a Monthly Anniversary Day is insufficient to cover the monthly deduction for the month following such Monthly Anniversary Day, the policy will terminate as provided in the Grace Period provision.


                                   LOAN PROVISIONS

POLICY LOANS. After a Surrender Value is available the Company will grant a loan against the policy provided: (a) a proper loan agreement is executed, and
(b) a satisfactory assignment of the policy to the Company is made. The loan may be for any amount up to 90% of the then current Net Accumulation Value.

The policy will be the sole security for the loan.

The amount borrowed will be paid within seven days of the Company's receipt of such request, except as the Company may be permitted to defer the payment of amounts as specified under the "Deferment of Payments" provision.


8                                                                          LN621

The minimum loan amount is $500. The Company reserves the right to modify this amount in the future. The Company will effect such loan from the Fixed Account and each Variable Account Sub-Account in proportion to the then current account values, unless the Owner instructs the Company otherwise.

LOAN ACCOUNT AND LOAN ACCOUNT VALUE. The amount of any loan will be transferred out of the Fixed Account and Variable Accounts Sub-Accounts as described above. Such amount will become part of the Loan Account Value. The outstanding loan balance at any time includes accrued interest on the loan. The outstanding loan balance (i.e. Indebtedness) may be repaid at any time during the lifetime of the Insured. The minimum loan repayment is $100.00 or the amount of the outstanding Indebtedness, if less. The Loan Account Value will be reduced by the amount of any loan repayment. Loan repayments will be allocated to the Fixed Account and each Variable Account Sub-Account in the proportion in which current Net Premium Payment(s) are being allocated, unless otherwise agreed to in writing by the Owner and the Company. However, the Company reserves the right to require that amounts loaned from the Fixed Account be allocated to the Fixed Account upon repayment.

Net loan interest equals the difference between interest charged and interest credited on the Loan Account Value. Net loan interest is payable annually on each Policy Anniversary or as otherwise agreed in writing by the Owner and the Company. Such loan interest amount, if not paid when due, will be transferred out of the Fixed Account and each Variable Account Sub-Account in proportion to the then current account value, unless both the Owner and the Company agree otherwise.

INTEREST RATE CHARGED ON LOAN ACCOUNT VALUE. Loan interest charged on the Loan Account Value will be at a rate equivalent to 5% per year, payable in arrears.

INTEREST RATE CREDITED ON LOAN ACCOUNT VALUE. The interest rate used to credit interest to the Loan Account Value may vary, but will not be less than 3.8% per year.


INDEBTEDNESS. The term Indebtedness means money which is owed on this policy because of a loan against this policy. Indebtedness includes interest accrued, but not paid, on a policy loan. A loan, whether or not repaid, will have a permanent effect on the Net Accumulation Value and on the death benefits. Any Indebtedness at the time of settlement will reduce the proceeds. Indebtedness may be repaid in whole or in part at any time during the lifetime of the Insured. An Indebtedness will be a first lien on the policy in favor of the Company.

If at any time the total Indebtedness against the policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value, the policy will thereupon terminate without value subject to the conditions in the Grace Period provision. A notice will be sent at least 31 days before the end of the Grace Period to the Owner and to any assignees that this policy will terminate unless the Indebtedness is repaid. After the policy has lapsed due to the expiration of a Grace Period, it can be reinstated only if any Indebtedness against the policy, increased by any loan interest, is paid or reinstated.

                            INSURANCE COVERAGE PROVISIONS

EFFECTIVE DATE OF COVERAGE. The effective date of this policy will be the Date of Issue provided the initial premium has been paid (1) while the Insured is alive, and (2) prior to any change in health or insurability of the Insured as represented in the original application.

For any increase or addition to coverage, the effective date will be the Monthly Anniversary Day that coincides with or next follows the day the supplemental application is approved by the Company provided (a) sufficient Accumulation Value exists under the policy to cover the cost for the increase or (b) sufficient premium for the increase or addition has been paid.

For any insurance that has been reinstated, the effective date will be the Monthly Anniversary Day that coincides with or next follows the day the application for reinstatement is approved by the Company, provided the Insured is alive on such a day.

TERMINATION OF COVERAGE. All coverage under this policy will automatically terminate upon whichever of the following occurs first:

  1.   The Owner surrenders the policy.
  2.   The Insured dies.
  3. The Grace Period ends and the necessary premium payment has not been made prior to such time.

Any Monthly Deduction made after termination of coverage will not, by itself, be considered a reinstatement of the policy nor a waiver by the Company of the termination. Any such deduction will be refunded.

DEATH BENEFIT. If the Insured dies while the policy is in force, the Company will pay a death benefit, which is determined as of the date of the Insured's death, based upon the Death Benefit Option in effect on the date of death, less (a) any Indebtedness

LN621                                                                          9
against the policy, and (b) the amount of any Partial Surrenders. The Death Benefit Options available under this policy are as follows:

  OPTION A The death benefit will equal the greater of the Specified Amount plus the Accumulation Value or the Minimum Death Benefit.

  OPTION B The death benefit will equal the greater of the Specified Amount or the Minimum Death Benefit.

  OPTION C The death benefit will equal the greater of the Specified Amount plus the sum of the premiums paid or the Minimum Death Benefit.

Unless the application for the policy indicates otherwise, or a change in the Death Benefit Option is effected as provided below, the Company will consider Death Benefit Option B to be the option in effect.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit is an amount determined by the Company equal to that required by the Internal Revenue Code to maintain this contract as a life insurance policy. At the time of application, the Owner will elect the test for determining compliance with the IRC definition of life insurance. The selection will be designated on Policy Schedule 1 and cannot be changed after the policy's Date of Issue. The Owner may select either:

  (a) The Guideline Premium/Corridor Percentage Test: where the Accumulation Value is multiplied by the corridor percentage (at the Insured's attained age) shown on Policy Schedule 5, or

  (b) The Cash Value Accumulation Test: where the Accumulation Value is multiplied by the Net Single Premium Factor (at the Insured's attained age) shown on Policy Schedule 6.

CHANGES IN AMOUNT OF DEATH BENEFIT. Unless provided otherwise, a change in death benefit may be effected at any time while the policy is in force, subject to (a) the consent of the Company and (b) the following conditions:

1.  All such changes must be requested in writing.

2. If a decrease in the Specified Amount is requested, the decrease will become effective on the Monthly Anniversary Day that coincides with or next follows receipt of the request provided any requirements as determined by the Company are met.

    In such event, the Company will reduce the existing Specified Amount against the most recent increase first. The Company will then make reductions against the next most recent increases successively. Finally, the Company will make reductions against insurance provided under the original application. The Company reserves the right to limit the amount of any decrease so that the Specified Amount will not be less than the Minimum Specified Amount shown in the Policy Specifications.


3.  If an increase in the Specified Amount is requested:

    (a) a supplemental application must be submitted and evidence of insurability satisfactory to the Company must be furnished;

    and

    (b)  any other requirements as determined by the Company must be met.

    If the Company approves the request, the increase will become effective upon (i) the Monthly Anniversary Day that coincides with or next follows the date the request is approved by the Company and (ii) the deduction from the Accumulation Value (in proportion to the then current account values of the Fixed Account and/or Variable Account Sub-Accounts) of the first month's cost of insurance for the increase provided the Insured is alive on such a day.


4.  If a request is made to change the death benefit from:

    Option B to Option A:

    (a) the Specified Amount will be reduced to equal the death benefit, less the Accumulation Value, as of the effective date of change;

    Option B to Option C:

    (a) the Specified Amount will be changed to equal the death benefit less premiums paid as of the effective date of change;

10                                                                         LN621

    Option A to Option B:

    (a) the Specified Amount will be increased to equal the death benefit as of the effective date of change;

    Option A to Option C:

    (a) the Specified Amount will be changed to equal the death benefit less premiums paid as of the effective date of change;

    Option C to Option B:

    (a) the Specified Amount will be increased to equal the death benefit as of the effective date of change;

    Option C to Option A:

    (a) the Specified Amount will be changed to equal the death benefit less the Accumulation Value as of the effective date of change;

    and,
    (b) the effective date will be the Monthly Anniversary Day that coincides with or next follows the date of receipt of the request for change.

The Company will not allow a decrease in the amount of insurance below the minimum amount required to maintain the contract as a life insurance policy under the Internal Revenue Code.

EXTENSION OF COVERAGE. If the Insured is alive at age 100 and there is then a positive Surrender Value, the Company:

a)  will immediately reduce the death benefit to 101% of the Accumulation
Value;
b) will continue to calculate the Accumulation Value as defined in the Policy Values provisions;
c) will calculate Monthly Deductions with Charge 1 (cost of insurance rates) at zero; and
d) will continue the policy in force and pay the death benefit as defined in the "Payment of Proceeds" provision, upon receipt of due proof of the Insured's death.

                                  GENERAL PROVISIONS

THE POLICY. The policy and the application for the policy (including any supplemental applications for additional Specified Amounts) constitute the entire contract between the parties. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. No statement will be used in defense of a claim under the policy unless it is contained in the application, and a copy of the application is attached to the policy when issued or modified.

Only the President, a Vice President, a Secretary, a Director or an Assistant Director of the Company may make or modify this policy.

The policy is executed at the Home Office of the Company, the post office address of which is Hartford, Connecticut 06152.


NON-PARTICIPATION.  The policy is not entitled to share in surplus distribution.


NOTICE OF CLAIM. Due proof of death should be furnished to the Company within 30 days, or as soon as reasonably possible, after the death of the Insured.
Such notice shall be given by or on behalf of the Owner to the Company at its Home Office.
PAYMENT OF PROCEEDS.  Proceeds, as used in this policy, means the amount payable
(a) upon the Surrender of this policy, or (b) upon the death of the Insured.

If the policy is Surrendered, the proceeds will be the Surrender Value described in the Nonforfeiture and Surrender Provisions section. The proceeds payable upon the Insured's death are described in the Insurance Coverage Provisions. If the Insured dies during the Grace Period, the Company will pay the death benefit proceeds in effect immediately prior to the Grace Period reduced by any overdue monthly deductions.

The proceeds are subject to the adjustments described in the following provisions:

  1.   Misstatement of Age or Sex, if applicable;
  2.   Incontestability;
  3.   Suicide;
  4.   Grace Period;
  5.   Indebtedness; and
  6.   Partial Surrender.

When settlement is made, the Company may require return of the policy.

LN621                                                                         11

DEFERMENT OF PAYMENTS. Any amounts payable as a result of loans, Surrender, or Partial Surrenders will be paid within 7 days of the Company's receipt of such request. Payment of amounts from the Variable Account Sub-Accounts, however, may be postponed when the NYSE is closed or when the SEC declares an emergency. Additionally, the Company reserves the right to defer the payment of such amounts from the Fixed Account for a period not to exceed 6 months from the date written request is received by the Company. During any such deferred period the amount payable will bear interest as required by law. Surrender payments will not be deferred if the amount is to be applied to the payment of premiums on policies with the Company.

MISSTATEMENT OF AGE. If the age of the Insured is misstated, the Company will adjust the death benefit and Accumulation Value. The adjustment process will recalculate all such benefits and values to the amounts that would have been calculated for the correct age using the rates that were in effect at the time of each monthly anniversary. The process will begin with the recalculation based on the rates in effect on the Issue Date. Each succeeding recalculation will be based on the rates in effect on the corresponding monthly anniversary.

SUICIDE. Suicide of the Insured, whether sane or insane, within 2 years from the Date of Issue, is a risk not assumed under the policy. In such an event, the Company will pay to the Beneficiary an amount equal to the premiums paid less any Indebtedness against the policy and any Partial Surrenders, and the policy will no longer be in force.

Suicide of the Insured, whether sane or insane, within 2 years from the effective date of any increase in the Specified Amount, is a risk not assumed under the policy. In such event, the Company will pay to the Beneficiary a refund of the monthly charges for the cost of such increase in insurance and the death benefit will be based on the Specified Amount before such increase was made.

INCONTESTABILITY. Except for nonpayment of Monthly Deductions, this policy will be incontestable after it has been in force during the Insured's lifetime for 2 years from its Date of Issue. This means that the Company will not use any misstatement in the application to challenge a claim or avoid liability after that time. Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been in force for 2 years during the Insured's lifetime.

The basis for contesting an increase in Specified Amount will be limited to material misrepresentations made in the supplemental application for the increase. The basis for contesting after reinstatement will be limited to (a) a period of 2 years from the date of reinstatement and (b) material misrepresentations made in the reinstatement application.

ANNUAL REPORT. The Company will send a report to the Owner at least once a year without charge. The report will show the Accumulation Value as of the reporting date and amounts deducted from or added to the Accumulation Value since the last report. The report will also show (a) the current death benefit, (b) the current policy values, (c) premiums paid and all deductions made since the last report, and (d) outstanding policy loans.

PROJECTION OF BENEFITS AND VALUES. The Company will provide a projection of illustrative future death benefits and Surrender Values at any time upon written request. The first projection provided during a Policy Year will be at no charge. Each additional projection during that Policy Year may be subject to
payment of a reasonable service fee.   The fee payable will be the one then in
effect for this service. The illustration will be based on (a) assumptions as to Specified Amount(s), type of coverage option(s) and future planned periodic premium payments, and (b) such other assumptions (e.g. mortality and interest) as are necessary and specified.

CHANGE OF PLAN. This policy may be exchanged for any flexible premium adjustable life insurance policy offered by the Company's Corporate Insurance Department subject to the following conditions: (a) the premium for the new policy is determined according to the Company's rates then in effect for that policy based on the Insured's then attained age and (b) the request for the exchange is received by the Company within 24 months from the Date of Issue of this policy. The new policy shall have the same Specified Amount, Date of Issue, Issue Age, and Surrender Value as this policy as of the date of exchange. The new policy will not take effect until the date all such requirements are met.

POLICY CHANGES - APPLICABLE LAW. This policy must qualify initially and continue to qualify as life insurance under the Internal Revenue Code in order for the Owner to receive the tax treatment accorded to life insurance under Federal law. Therefore, to maintain this qualification to the maximum extent permitted by law, the Company reserves the right to return any premium payments that would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by the Company. Further, the Company reserves the right to make changes in this policy or to make distributions from the policy to the extent it deems necessary, in its sole discretion, to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. The Owner will be given advance written notice of such changes.


12                                                                         LN621

Endorsements








LN621                                                                         13

                      CONNECTICUT GENERAL LIFE INSURANCE COMPANY

                   FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
              Variable life insurance payable upon death of the Insured.
                       Surrender Value payable upon Surrender.
 Flexible Premiums.  Non-Participating. Investment results reflected in policy benefits.




LN621